Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-190074) pertaining to the Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan,

(2)	Registration Statement (Form S-3 No. 333-197849) of Rexford Industrial Realty, Inc.; and

(3)	Registration Statement (Form S-3 No. 333-210691) of Rexford Industrial Realty, Inc.;
of our report dated July 31, 2017 with respect to the statement of revenues and certain expense of Rancho Pacifica Industrial Park included in its Current Report (Form 8-K) dated July 31, 2017 for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Los Angeles, California
July 31, 2017